Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form SB-2 Statement of Ecuity, Inc. dated on or around May 6, 2005 of our reports on form 10-KSB for the year ended June 30, 2004 and on form 10-QSB for the quarter ended December 31, 2004 relating to the consolidated financial statements of Ecuity, Inc. which appear in such Forms.

De Leon & Company, P.A.
Certified Public Accountants

Pembroke Pines, Florida
May 13, 2005